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                                                            Exhibit 10.9

                                             December 27, 1996

Michael S. Shiff
5500 Weatherby Lane
Plano, TX 75093

Dear Mike:

     This letter sets forth the terms of our agreement regarding your separation, which, upon full execution will constitute a legally binding separation agreement between you and MicroVision Medical Systems, Inc. (the "Company"). You and the Company are entering this agreement with knowledge of the consequences and voluntarily.

     In connection with this separation package, you and the Company have agreed to provide to each other releases with respect to any claims either of us might have against the other, as set forth in the attached General Releases.

     The terms of your separation are as follows:

1. You have agreed to resign from your employment and office as President of the Company effective as of December 10, 1996. The Company will pay you three months' base salary continuation from the resignation date in exchange for your agreement not to compete with the Company during that period. The Company will also pay your accrued vacation, and all unreimbursed expenses through December 10, 1996 in accordance with normal practice. As you know, this salary continuation is in excess of the Company's policy. The base salary will be paid at the same time as regular payroll, and will be subject to all required payroll deductions.

2.   We will allow you to keep all draws paid to you against your bonus.

3. Your acceptance of this Agreement will constitue your resignation from the Board of the Company, effective as of December 10, 1996.

4. You currently own 49,300 shares of Series A Preferred Stock of the Company. As you know, the Company has the right to repurchase those shares. The Company has assigned that right to Safeguard Scientifics (Delaware), Inc. ("Safeguard"). Safeguard has agreed to purchase all of those shares from you, and you have agreed to sell those shares to Safeguard, at a purchase price of $4.50 per share, or $221,850 in the aggregate. You and Safeguard will enter into the stock purchase agreement attached to this letter agreement.
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5.  Under your employment agreement, your were granted options for 443,700 shares of common stock in the Company exercisable at $1.00 per share. One-half, or 221,850 of the options vest upon termination of your employment. The Company has agreed to cash out your options, and you have agreed to surrender your options, at their fair market value. The Board of Directors has determined that the current fair market value of the common stock is $3.00 per share. Therefore, the Company will pay you $2.00 per option, or $443,700 in the aggregate, in exchange for the cancellation of your options. This payment will be subject to all required payroll deductions.

6. In addition, the Company will pay to you a lump sum separation payment of $468,350. This is not the Company's normal separation policy, but is the result of our mutually negotiated agreement. This payment will be subject to all required payroll deductions.

7. The Company and you agree that the terms and substance of this agreement and the accompanying General Releases will be kept confidential by both parties except that you may advise your family and confidential advisors, and the Company may advise those people needing to know in implementation of the above terms. Each party may also disclose the terms of this agreement if required by law or to enforce this agreement, and the Company may disclose the terms if required by applicable disclosure requirements in connection with registering its securities under applicable securities laws.

8. You must return to the Company all Company property in your possession, including computer equipment, peripherals and software, and all copies of Company data and information, whether stored on paper, computer disks, magnetic tapes, or otherwise. You understand that you are obligated to maintain the confidentiality of all confidential non-public Company information which you learned in the course of your employment. The Company will consider any improper disclosure of Company proprietary information as a serious breach of your obligations and remedies will be pursued vigorously, including injunctive relief.

9. Any questions that you may have respecting details or implementation of the agreement should be directed to John Scott, as Chairman of the Company.

10. Your COBRA notice will be given and benefit conversion privilege will begin as of December 10, 1996.

11. You agree not to disparage the Company or XL Vision, Inc. or their respective officers, directors and employees. The Company and XL Vision, Inc. agree not to disparage you.

12. This letter agreement and the General Releases contain all the terms relevant to your termination and the benefits of termination and replaces or supersedes any previous agreements or terms that may have existed with respect to these subject matters. This agreement can only be amended by a written amendment executed by both parties.


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13. The payments due under Sections 5 and 6 will be made by wire transfer of immediately available funds per the instructions in your letter to Mr. Steve Roard attached hereto.

    The attached General Releases provides that your release with respect to the federal Age Discrimination in Employment Act may be revoked within a seven day period after it is signed. All payments to you under Sections 5 and 6 of this Agreement will be made one business day after the expiration of that seven day period, provided that you confirm that you have not revoked such release. If you revoke that release, the Company may, at its option, determine (i) to make all payments to you under this Agreement, in which case all other terms of this Agreement and the General Releases shall be binding on all parties, or (ii) or to cancel this Agreement and the General Releases in their entirety.

    I convey the very best wishes for your future career efforts. My signature below is the Company's agreement to the terms above.

                                       Sincerely yours,



                                       MICROVISION MEDICAL SYSTEMS, INC.


                                       By: /s/ John Scott
                                           ______________________________
                                           John Scott, Chairman


Agreed as to the separation package
and other terms set forth above:

/s/ Michael S. Shiff
-----------------------------
Michael S. Shiff




Agreed as to Section 11:

XL VISION, INC.


By: /s/ John Scott
--------------------------
    John Scott, Chairman & CEO